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                                                                    EXHIBIT 99.1


[Valentis, Inc. Logo]

Contacts:         VALENTIS, INC.                   BURNS MCCLELLAN, INC.
                  Bennet Weintraub                 Stephanie Diaz (investors)
                  CFO & Vice President, Finance    (415) 352-6262
                  (650) 697-1900 x 214             BRIDGE TECHNOLOGY GROUP LLC
                  bweintraub@valentis.com          David Berish (media)
                                                   (212) 554-4158


                    MEGABIOS CORP. CHANGES NAME TO VALENTIS INC.


FOR IMMEDIATE RELEASE
BURLINGAME, CALIF., MAY 5, 1999 - Megabios Corp. (NASDAQ:MBIO), which merged with GeneMedicine, Inc. on March 18, 1999, today announced that it has changed its name to Valentis, Inc. Effective this morning, the Company's new trading symbol is VLTS. The stock continues to trade on the NASDAQ National Market System.

Valentis, which is derived from a Latin term meaning healthy and strong, was chosen by the Company's employees to provide a new identity for the ongoing combined entity. The technology focus of Valentis will continue to be plasmid based gene delivery and expression, and their applications in the development of gene medicines for diseases with high, unmet medical needs.

Valentis, Inc. is a leader in the field of gene medicines. The Company develops proprietary gene delivery systems and applies its preclinical and early clinical development expertise to create gene-based products. The Company's core technologies include multiple gene delivery and gene expression systems, applicable to specific clinical targets. These technologies are covered by a broad patent portfolio that includes issued U.S. and European claims. The Company's commercial strategy is to enter into corporate partnerships for full-scale clinical development and marketing and sales of products. The Company currently has corporate partnerships with Eli Lilly, Glaxo Wellcome, Roche, Merck, Heska and a manufacturing partnership with DSM Biologics. Additional information can be found at WWW.VALENTIS.COM.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Valentis will be able to develop any commercially viable gene-based therapeutic, that any of the programs will be partnered with a pharmaceutical partner, that necessary regulatory approvals will be obtained or that any clinical trials will be successful. The actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment. These are described more fully in the Megabios and GeneMedicine Combined Proxy Statement dated February 12, 1999, the Megabios and GeneMedicine annual reports on Form 10-K for the periods ended June 30, 1998 and December 31, 1997, respectively, filed with the Securities and Exchange Commission.


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